Exhibit 1

AGREEMENT REGARDING JOINT FILING

The undersigned, Efficacy Capital Ltd., Efficacy Biotech Fund, L.P., Efficacy Biotech Fund Ltd., Efficacy Biotech Master Fund Ltd., Jon Faiz Kayyem and Mark Lappe, hereby agree and acknowledge that the information required by the Schedule 13D to which this Agreement is attached as an exhibit, is filed on behalf of each of them.  The undersigned further agree that any amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:  November 20, 2006

Efficacy Biotech Fund, L.P.,	Efficacy Capital Ltd.
a Delaware limited partnership	a Bermuda limited liability company

By: Efficacy Capital Ltd.	/s/ Mark Lappe
Its: General Partner	By: Mark Lappe
Its: Managing Partner
/s/ Mark Lappe
By: Mark Lappe
Its: Managing Partner

Efficacy Biotech Fund Limited,	Efficacy Biotech Master Fund Ltd.,
a Bermuda Exempted Mutual Fund Company	a Bermuda Exempted Mutual Fund Company

By: Efficacy Capital Ltd.	By: Efficacy Capital Ltd.
Its: Manager	Its: Manager

/s/ Mark Lappe	/s/ Mark Lappe
By: Mark Lappe	By: Mark Lappe
Its: Managing Partner	Its: Managing Partner

/s/ Mark Lappe	/s/ Jon Faiz Kayyem
Mark Lappe	Jon Faiz Kayyem